Exhibt 6(B)

RESTATED BYLAWS

OF

STANDARD INSURANCE COMPANY

1 ARTICLE

SHAREHOLDERS MEETINGS

1.1 Annual Meeting. The annual meeting of the shareholders shall be held on such date and time as fixed by the Board of Directors and stated in the notice of the meeting.

1.2

1.3 Special Meetings. Special meetings of the shareholders, for any purposes, unless otherwise prescribed by statute, may be called by the Chairman, President or the Board of Directors.

1.4

1.5 Place of Meetings. Meetings of the shareholders shall be held at any place in or out of Oregon designated by the Board of Directors.

1.6

2 ARTICLE

BOARD OF DIRECTORS

1.1 Duties of Board of Directors. All corporate powers of the Corporation shall be exercised by or under the authority of its Board of Directors; the business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

1.2

1.3 Number, Term and Qualifications. The number of directors of the Corporation shall be not less than 9 and no more than 21. Within this range, the number of directors shall be determined from time to time by the Board of Directors. The term of a director shall expire at the next annual meeting of shareholders after his or her election. No reduction in the number of directors shall shorten the term of any incumbent director. Directors shall be not less than 21 years of age. Not fewer than 5 directors or one-third of the directors, whichever is fewer, shall be residents of Oregon. A majority of directors shall be persons who are not salaried officers of the Corporation.

1.4

1.5 Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of shareholders.

1.6

1.7 Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman, the Chief Executive Officer, the President or any three directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place in or out of Oregon as the place for holding any special meeting of the Board of Directors called by them.

1.8

1.9 Notice. Notice of the date, time and place of any special meeting of the Board of Directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director. Notice of any regular or special meeting need not describe the purposes of the meeting unless required by law or the Articles of Incorporation.

1 ARTICLE

COMMITTEES OF THE BOARD

3.1 Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have two or more members. The creation of a committee and appointment of members to it must be approved by a majority of all directors in office when the action is taken. Subject to any limitation imposed by the Board of Directors or by law, each committee may exercise all the authority of the Board of Directors in the management of the Corporation. A committee may not take any action that a committee is prohibited from taking by the Oregon Business Corporation Act.

3.2 Changes of Size and Function. Subject to the provisions of law, the Board of Directors shall have the power at any time to change the number of committee members, fill committee vacancies, change any committee members and change the functions and terminate the existence of a committee.

3.3 Conduct of Meetings. Each committee shall conduct its meetings in accordance with the applicable provisions of these Bylaws relating to meetings and action without meetings of the Board of Directors. Each committee shall adopt any further rules regarding its conduct, keep minutes and other records and appoint subcommittees and assistants as it deems appropriate.

3.4 Compensation. By resolution of the Board of Directors, committee members may be paid reasonable compensation for services on committees and their expenses of attending committee meetings.

1 ARTICLE

OFFICERS

1.1 Appointment. The Board of Directors at its first meeting following its election each year shall appoint a President and a Secretary. The Board of Directors may appoint any other executive officers, including a Chairman, and the President may appoint any other junior or assistant officers. Any two or more offices may be held by the same person.

1.2

1.3 Compensation. The Corporation may pay its officers reasonable compensation for their services as fixed from time to time by the Board of Directors or by the President with respect to officers appointed by the President.

1.1 Term. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

1.2

1.3 Removal. Any officer appointed by the Board of Directors or the President may be removed by the Board of Directors at any time with or without cause. Any officer appointed by the President may be removed by the President at any time with or without cause.

1.4

1.5 President. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall be responsible for the general operation of the Corporation. The President shall have any other duties and responsibilities prescribed by the Board of Directors. Unless otherwise determined by the Board of Directors, the President shall have authority to vote any shares of stock owned by the Corporation and to delegate this authority to any other officer.

1.6

1.7 Vice Presidents. Each Vice President shall perform duties and responsibilities prescribed by the Board of Directors or the President. The Board of Directors or the President may confer a special title upon a Vice President.

1.8

1.9 Secretary. The Secretary shall record and keep the minutes of all meetings of the directors and shareholders in one or more books provided for that purpose and perform any duties prescribed by the Board of Directors or the President.

1.10

2 ARTICLE

INDEMNIFICATION

The Corporation shall indemnify to the fullest extent not prohibited by law, any current or former director or officer of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable expenses incurred by any such current or former director or officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person’s good faith belief that the person is entitled to indemnification under this Article and (ii) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to these Bylaws that limits the Corporation’s obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later to occur of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in the Articles of Incorporation or any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

1 ARTICLE

CONTRACTS

All contracts for insurance and annuities and all permits and other instruments strictly subsidiary to such contracts, and all endorsements and impression stamps upon such contracts shall be signed by the Chief Executive Officer, President or one of the Vice Presidents, or signed with the facsimile signature of the Chief Executive Officer, President or one of the Vice Presidents engraved, lithographed or impressed thereon. All contracts pertaining to the selling of insurance, including commission contracts with agents, brokers and employees, shall be signed by the Chief Executive Officer, President or one of the Vice Presidents, or signed with the facsimile signature of the Chief Executive Officer, President or one of the Vice Presidents engraved, lithographed or impressed thereon, and attested by the actual signature of the Secretary, an Assistant Secretary or an Agency Secretary. All contracts, documents and instruments for which no provisions are made in these Bylaws shall be signed by any officer, except that the Board of Directors may at any time authorize and designate other officers to execute any particular contract, document or instrument, or type of contract, document or instrument. The corporate seal of the Corporation need not be used in the execution of any said contract, document or instrument unless required by law, by the Articles of Incorporation or by the Bylaws of the Corporation, or by direction of the Board of Directors.

1 ARTICLE

TRANSFERS AND CONVEYANCES

1.1 Notes, Bonds, Stocks and Other Securities. The President and Vice Presidents, if any, of the Corporation are hereby authorized and empowered to assign or transfer, either in person or by attorney, all notes, bonds, stocks or other securities standing in or registered in the name of the Corporation, and for that purpose to execute transfers or special powers therefore under the corporate seal of the Corporation attested by the Secretary or other officer; provided, however, that with respect to any such securities held by an agent or custodian for the Corporation pursuant to the terms of a written agreement, the Board of Directors may, from time to time, authorize any officer of the Corporation to instruct such agent or custodian to sell for the Corporation’s account securities so held, with the proceeds to be deposited in the Corporation’s account, and the agent or custodian may rely absolutely on instructions from the officer so authorized by the Board of Directors.

1.2

1.3 Real Estate. All transfers and conveyances of real estate, assignments of mortgages, extensions of mortgages, release of mortgages, powers of attorney to satisfy mortgage of record, leases and assignments of leases and generally all instruments touching or affecting the title to real estate held or owned by the Corporation, shall be made under the corporate seal of the Corporation and signed by the President or a Vice President, and attested by the Secretary or any other officer, except that the Board of Directors may at any time authorize and designate other officers to execute documents referred to in this section; and authority to execute all transfers, conveyances, assignments, extensions, releases and instruments touching or affecting the title to real estate, as aforesaid, is hereby conferred upon such officers as fully, amply and entirely with the same force and effect as if a special Resolution of the Board of Directors were adopted in each case.

1 ARTICLE

ISSUANCE OF SHARES

1.1 Adequacy of Consideration. The authorization by the Board of Directors of the issuance of shares for stated consideration shall evidence a determination by the Board that such consideration is adequate.

1.1 Certificates for Shares. Certificates representing shares of the Corporation shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the President or a Vice President.

1 ARTICLE

ADDITIONAL PROVISIONS

1.1 Corporate Seal. The seal of the Corporation shall be an escutcheon identical to that of the State of Oregon, with the following legend surrounding it: “Standard Insurance Company, Corporate Seal.”

1.2

1.3 Amendments. These Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders of the Corporation.

Adopted:                     , 1999

September 10, 1999

I, J. Greg Ness, vice president and corporate secretary, do hereby certify that this is a true and correct copy of the Restated Bylaws of Standard Insurance Company adopted at the September 28, 1998 meeting of the Board of Directors.

/s/ J. Greg Ness
Vice President and Corporate Secretary

Standard Insurance Company 1100 S.W. Sixth Avenue Portland. OR 97204-1093 503.321.7000 Tel